Exhibit 99.1

December 29, 2006

John Lowber, (907) 868-5628, jlowber@gci.com

Bruce Broquet, (907) 868-6660, bbroquet@gci.com

FOR IMMEDIATE RELEASE

GCI COMMENTS ON FCC’S ANCHORAGE FORBEARANCE DECISION

•	Approximately 26,500 Anchorage unbundled loops will be subject to a monthly rate increase from $18.64 to $23.00 starting at the end of 2007.

ANCHORAGE, AK - General Communication, Inc. (“GCI”) (NASDAQ:GNCMA.) reviewed the Federal Communications Commission’s (FCC) press release issued yesterday announcing its decision in the Anchorage forbearance case. In 2005, ACS of Anchorage (ACS) filed a forbearance petition requesting the FCC to relieve ACS of its statutory obligation to provide unbundled loops throughout the Anchorage market. The requested relief would have enabled ACS to (i) deny GCI access to unbundled loops altogether or (ii) impose prohibitive rates and terms on unbundled loops.

The FCC’s decision grants ACS some relief in 5 of the 11 Anchorage wire centers. The decision, however, conditions the relief on ACS’ continuing to provide GCI unbundled loops in those 5 wire centers at the same rates, terms, and conditions as those negotiated between GCI and ACS for Fairbanks in 2004. This condition will remain in effect until such time as GCI and ACS establish new commercially negotiated rates for Anchorage. Both the forbearance relief and the condition will take effect after a one-year transition period.

GCI expects the primary effect of the decision to be an increase, starting at the end of 2007, in the unbundled loop rate in the 5 Anchorage wire centers from $18.64 per loop per month to $23.00. GCI estimates that at the end of 2006, it will be using approximately 26,500 ACS unbundled loops in the 5 Anchorage wire centers.

The rate increase reinforces GCI’s determination to finish converting the customers it serves in Anchorage using ACS unbundled loops to GCI’s own facilities.

The FCC has not yet released the full text of its decision, and GCI will closely analyze the decision upon its release.

GCI is the largest telecommunications company in Alaska. A pioneer in bundled services, GCI provides local, wireless, and long distance telephone, cable television, Internet and data communications services throughout Alaska. More information about the company can be found at www.gci.com.

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